UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 22, 2010

BALLY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2010, Bally Technologies, Inc. (the “Company”) entered into an Eighth Amendment (the “Amendment”) to the Employment Agreement by and between the Company and Richard Haddrill (the “Haddrill Agreement”), the Company’s Chief Executive Officer.

Pursuant to the Amendment, Mr. Haddrill will continue to receive his current base salary of $998,000 through December 31, 2013.  Mr. Haddrill will be entitled to a lump sum cash payment of up to $2,000,000 upon the first to occur of: (i) the achievement of certain strategic initiatives established by the Board of Directors on or before December 31, 2011, as determined by Board of Directors, in its sole discretion, or (ii) a Change of Control (as defined in the Haddrill Agreement) occurring on or before December 31, 2011; provided, however, if neither clauses (i) or (ii) have been satisfied, but the Company enters into a definitive agreement prior to December 31, 2011 that, if consummated, would result in a Change of Control, then Mr. Haddrill will be entitled to the payment upon the consummation of such transaction.  Additionally, Mr. Haddrill will be entitled to a lump sum cash payment of up to $3,000,000 upon the first to occur of: (a) the achievement of certain strategic initiatives established by the Board of Directors on or before December 31, 2012, as determined by Board of Directors, in its sole discretion, or (b) a Change of Control occurring on or before December 31, 2012; provided, however, if neither clauses (a) or (b) have been satisfied, but the Company enters into a definitive agreement prior to December 31, 2012 that, if consummated, would result in a Change of Control, then Mr. Haddrill will be entitled to the payment upon the consummation of such transaction.  Further, Mr. Haddrill will be entitled to a cash bonus under the Bally Technologies, Inc. Executive Incentive Plan, if earned, with a target value of $500,000, based upon the Company’s achievement of threshold diluted EPS targets established by the Board of Directors with respect to the Company’s 2013 fiscal year.

Pursuant to the Amendment, upon a Change of Control, Mr. Haddrill will become entitled to a payment of $1,996,000.

The Amendment also provides that Mr. Haddrill will receive a grant of a number of restricted stock units (the “Restricted Stock Units”) having a value equal to $4.0 million as of December 22, 2010, the date of grant, based on the average per share closing price of a share of Company common stock for the 20 business days immediately prior to the date of grant (the “Average Price”).  Each grant will be made pursuant to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended.

Each Restricted Stock Unit represents Mr. Haddrill’s right to receive one share of Company common stock upon the vesting thereof.  The Restricted Stock Units shall vest: (i) with respect to a number of Restricted Stock Units determined by dividing $2.5 million dollars by the Average Price, in four equal installments on each of February 15, 2011, May 15, 2011, August 15, 2011, and November 15, 2011, and (ii) with respect to a number of Restricted Stock Units determined by dividing $1.5 million dollars by the Average Price, in full on July 1, 2012, so long as Mr. Haddrill remains in continuous service with the Company through such date.  If Mr. Haddrill’s employment is terminated by the Company other than for cause or by Mr. Haddrill for Good Cause (as defined in the Haddrill Agreement), the vesting of the Restricted Stock Units will accelerate in full as of the date of termination.  In the event of a Change of Control, the Restricted Stock Units will become fully vested and exercisable effective immediately prior to such Change of Control.  Except as set forth above, any unvested Restricted Stock Units at the time of a termination will terminate as of the date of such termination.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Eighth Amendment to Haddrill Employment Agreement dated December 22, 2010, by and between the Company and Richard Haddrill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: December 27, 2010